BIOLARGO
OTCQX: BLGO

INVESTOR SUMMARY
MAY 2026

THE THESIS

There is a disconnect between the market cap and *the fundamental value of the platform.* That's not going to last.

BLGO MARKET CAP	BLGO STAKE IN CLYRA ALONE	FOUR OTHERS (MARKET-IMPLIED)
≈ $50M	≈ $50M	$0
BLGO	48% of ≈$100M sub. + 6% royalty	BLEST · CupriDyne · BEST · Cellinity

CAPITAL EFFICIENCY

≈ $25M parent invested · ≈ $20M outside capital into Clyra · ≈ $5M outside capital into Cellinity ⇒ *≈ $50M built all of this.*

CAPITAL STRUCTURE & TRADING

Common shares outstanding	320,883,262
Market cap	≈ $50M
Cash on hand	$3.88M (12/31/25)
Total stockholders' equity	$1.53M (12/31/25)
Toxic debt	None
52-week range	$0.14 – $0.30
Avg. daily volume (30-day)	≈ 200K shares
Subsequent event (Q1 2026)	Clyra +$1.7M

2025 FINANCIAL SUMMARY

METRIC	2025	2024	CONTEXT
Revenue	$7.77M	$17.78M	*Pooph license loss*
SG&A	$11.77M	$9.30M	*Clyra launch prep*
Net loss	($15.19M)	($4.35M)	*$3.85M Pooph charge*

WHAT THE NET LOSS REFLECTS: Two completed events. The $3.85M Pooph impairment charge was taken in Q3 2025. Clyra capacity built ahead of commercial launch, and the first commercial stocking order has now shipped.

WHAT'S WORKING NOW

APR 2026	**BLEST:** $1.2M minerals contract awarded. Design phase of a milestone-gated multi-year program. US Patent 11,634,337
FEB 2026	**Clyra:** First commercial stocking order shipped to Advanced Solution; Exclusive Distribution agreement with Al Hikma
JAN 2026	**BEST:** First municipal AEC installation live at Lake Stockholm, NJ. NJDEP/EPA monitoring underway.
FY 2025	**BLEST:** Engineering services revenue 2× year-over-year. $1.2M contract to launch minerals design phase.
ONGOING	**ONM Environmental:** Industrial odor revenue base unaffected by Pooph dispute.

FIVE SUBSIDIARIES · ONE ENGINE

COMMERCIAL
BLEST
Engineering Services
Commercial · 98% YoY growth · IP creator and developer · $1.2M minerals contract, phase I

REPOSITIONING
CupriDyne
Odor & VOC Control
Commercial · Peak $6M cash flow on $14M sales · Bona fide odor experts · New ventures + litigation

COMMERCIAL
Clyra Medical
Infection Control & Wound Care
FDA-cleared, selling · 2 distributors under contract · Major distributor preparing to launch · BLGO 48% + 6% royalty

COMMERCIAL
BEST
PFAS & Clean Water
First install live · Recognized PFAS experts · Strategic partner Aquatech signed · Driven by regulation and settlement dollars

PRE-COMMERCIAL
Cellinity
Liquid Sodium Battery
Strategic infrastructure for national security · Performance metrics unmatched to date · JV / SPV financing strategy · In active discussions with major capital funders, including government funding sources

2026 TARGETED MILESTONES

Clyra	Major distributor preparing to launch at industry leadership scale
BEST	Joint announcement enters market; bidding contracts → first wins
Cellinity	Equity sponsorship secured → profitable from day one of construction
CupriDyne	New commercial partnerships organized + litigation outcomes
Minerals	Pilot phase → full production → long-term contracts

HOW THE PARENT PARTICIPATES

EQUITY	Direct stake in subsidiaries. 48% of Clyra plus stakes in BEST, Cellinity, CupriDyne.
ROYALTIES	6% of Clyra's gross sales. Wound care market measured in billions.
ADJACENT RIGHTS	Foundational IP at parent. Subsidiaries hold field-of-use licenses. Freedom to use chemistry in other markets.
SERVICE REVENUE	BLEST direct earnings. The $1.2M minerals contract is a live example.

Dennis P. Calvert · President & CEO, BioLargo, Inc.
14921 Chestnut Street, Westminster, CA 92683 · (888) 400-2863 · dc@BioLargo.com · www.BioLargo.com